SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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TEMPLETON GLOBAL INVESTMENT TRUST

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Franklin Templeton Investments One Franklin Parkway San Mateo, CA 94403-1906 tel (800) 632-2301 franklintempleton.com

April 11, 2018

Dear Valued Shareholder:

As a shareholder of Templeton Foreign Smaller Companies Fund, we mailed to you important proxy voting material about the proposed reorganization of the fund into a different fund – Templeton Global Smaller Companies Fund. According to our records, we have not yet received your proxy vote.

If the fund does not receive sufficient votes to pass the proposal as detailed in the proxy materials previously mailed to you, we may occasionally call shareholders to encourage them to vote. We’d like to avoid that step, and we think you’d appreciate not getting calls on this matter too.

Voting is easy and fast.

You can vote your proxy using one of the options below:

•	Mail: Sign, date and return the enclosed proxy card in the postage-paid envelope provided.
•	Online: Visit the website indicated on the proxy card.
•	Phone: Call the number on the proxy card. You can speak to a live operator if you need assistance.

By casting your proxy vote now, you not only ensure that your shares are represented, we won’t contact you further relating to this issue.

A special meeting of shareholders will be held on May 11, 2018. Detailed information about the special meeting and this proposal can be found in the prospectus/proxy statement, or online at: www.proxyonline.com/docs/FT2018Proxy.

If you have any questions about this proposal, you may contact your financial advisor or AST Fund Solutions, at (877) 536-1559.

Sincerely,

Lori Weber

Vice President and Secretary

Templeton Global Investment Trust - Templeton Foreign Smaller Companies Fund

Enclosure

Not FDIC Insured | May Lose Value | No Bank Guarantee